Exhibit 5.1
A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1
Tel: +353 1 649 2000     Fax: +353 1 649 2649     email: law@algoodbody.ie     website: www.algoodbody.ie     dx: 29 Dublin

our ref | JKS/CJR 01-372919	your ref |	date | 22 June 2011

To:	Elan Corporation plc Elan Finance public limited company c/o Elan Corporation, plc Treasury Building Lower Grand Canal Street Dublin 2 Ireland
Elan Finance plc
Issue of US$200,000,000 8.75% Senior Notes Due 2016 (the Exchange Notes)
co-issued with Elan Finance Corp (together the Issuers, and each an Issuer)
and
fully and unconditionally guaranteed by Elan Corporation plc and the Subsidiary Note Guarantors
Dear Sirs,
We have acted as legal advisors as to matters of Irish law to Elan Corporation plc (the Guarantor) and to Elan Finance public limited company (Elan Finance) in connection with the issue of the Exchange Notes by the Issuers which Notes are fully and unconditionally guaranteed by the Guarantor and its Subsidiary Note Guarantors on an unsecured basis in exchange (the Exchange Offer) for up to US$200,000,000 of outstanding 8.75% Senior Notes Due 2016 (the Original Notes, and together with the Exchange Notes, the Notes). The Exchange Notes will be issued under the Indenture (as defined below).
Documents examined
1.	For the purpose of giving this Opinion we have examined:
1.1.	the Form-4 Registration Statement dated 22 June 2011 relating to the Exchange Notes (the Registration Statement);
Dublin Belfast London Boston New York

S.C. Hamilton	C.E. Gill	V.J. Power	P.V. Maher	E. MacNeill	N. O’Sullivan	S.O’Croinin	J.B. Somerville	A. Roberts	D. Main P.T. Fahy
R.B. Buckley	E.M. Fitzgerald	L.A. Kennedy	S. O’Riordan	K.P. Allen	M.J. Ward	J.W. Yarr	M.F. Barr	C. Widger	J. Cahir A.J. Johnston
P.M. Law	B.M. Cotter	S.M. Doggett	M.P.McKenna	E.A. Roberts	A.C. Burke	D.R. Baxter	A.J.Quinn	M. Dale	M. Traynor
P.J. Carroll	J.G. Grennan	B.McDermott	K.A. Feeney	C. Rogers	J. Given	A.McCarthy	M.L. Stack	N. Coyne	P.M. Murray
J.H. Hickson	J.Coman	C. Duffy	M.Sherlock	G. O’Toole	D. Widger	J.F. Whelan	B.Walsh	C. McCourt	N. Ryan
M.F. O’Gorman	P.D. White	E.M. Brady	E.P. Conlon	J.N. Kelly	C. Christle	D.R. Conlon	A.M.Curran	R.M. Moore	K. Furlong
Consultants: J.R. Osborne  S.W Haughey  T.V. O’Connor  Professor J.C.W. Wylie  A.F. Browne  M.A. Greene  A.V. Fanagan  J.A. O’Farrell  I.B.Moore

1.2.	the Indenture dated 17 August 2010 relating to the Notes (the Indenture) made among the Issuers, the Guarantor, the Subsidiary Note Guarantors and The Bank of New York Mellon as Trustee (the Trustee);

1.3.	the Registration Rights Agreement dated 17 August 2010 made among the Issuers, the Guarantor, the Subsidiary Note Guarantors and the Trustee;

1.4.	a secretary’s certificate of the Guarantor dated 22 June 2011 attaching:
1.4.1.	copies of the certificate of incorporation and the memorandum and articles of association of the Guarantor;

1.4.2.	a certified extract of the minutes of a meeting of the board of directors of the Guarantor held on 5 August 2010;

1.4.3.	a copy of the minutes of a meeting of a sub-committee of the board of directors of the Guarantor held on 11 August 2010; and

1.4.4.	a list of persons authorised to execute the Agreements on behalf of the Guarantor;
1.5.	a secretary’s certificate of Elan Finance dated 22 June 2011 attaching:
1.5.1.	copies of the certificate of incorporation, the certificate of entitlement to do business and memorandum and articles of association of Elan Finance and

1.5.2.	a copy of the minutes of a meeting of the board of directors of Elan Finance held on 11 August 2010; and

1.5.3.	a list of persons authorised to execute the Agreements on behalf of Elan Finance;
1.6.	a secretary’s certificate of each of the Irish Subsidiaries (as defined below) dated 22 June 2011 attaching:
1.6.1.	copies of the certificate of incorporation, any certificate of incorporation on a change of name and the memorandum and articles of association of each

Irish Subsidiary; and
1.6.2.	a copy of the minutes of a meeting of the board of directors of each Irish Subsidiary held on 11 August 2010; and

1.6.3.	a list of persons authorised to execute the Agreements on behalf of each Irish Subsidiary;
1.7.	a secretary’s certificate of the Guarantor dated 22 June 2011 as to the beneficial ownership of the entire issued share capital of the Irish Subsidiaries by the Guarantor; and

1.8.	such other documents we regard as necessary or desirable for the purpose of giving this Opinion.
BASES OF OPINION
2.
2.1.	In this Opinion
(i)	the Agreements means the Registration Rights Agreement and the Indenture;

(ii)	the Irish Parties means Elan Finance, the Guarantor and the Irish Subsidiaries; and

(iii)	the Irish Subsidiaries means the Irish companies named in the Schedule hereto.
2.2.	Terms and expressions which are defined in the Registration Statement or in the Agreements have the same respective meanings where used in this Opinion.

2.3.	This Opinion is confined to matters of Irish law as applied by the Courts of Ireland as at the date hereof and is given on the basis that it shall be governed by and construed in accordance with Irish law without reference to the provision of other laws imported by private international law. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction.

2.4.	This Opinion is limited strictly to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

2.5.	This Opinion is addressed only to Elan Finance and the Guarantor and may not be furnished to or relied upon by any other person other than with our prior written approval, it being understood that the Opinion is given as of the date hereof and may not be relied upon as of any later date.
Assumptions:
3.	For the purpose of issuing this Opinion we have made the following assumptions without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption:
3.1.	that under the laws of the State of New York:
3.1.1.	the form and terms and conditions of the Notes; and

3.1.2.	the provisions of the Agreements
are valid and binding on the parties to be bound thereby;

3.2.	the authenticity of all documents submitted to us as originals;

3.3.	the completeness and conformity to the originals of all copy letters, resolutions, documents, certificates, permissions, minutes, licences, authorisations and all other copy documents of any kind furnished to us;

3.4.	the genuineness of all signatures and seals upon original documents;

3.5.	the accuracy and completeness of all information appearing on public records;

3.6.	that the certified copies produced to us of minutes of meetings (or extracts thereof) and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record, and that all meetings referred to in such copies were duly convened and held, that those present at any such meetings acted bona fide throughout, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other actions taken which would or might alter the effectiveness thereof;

3.7.	that the Agreements have each been executed and delivered by each of the parties thereto (other than the Irish Parties) in the respective forms examined by us;

3.8.	the due authorisation, execution and delivery of the Agreements by each of the parties thereto other than the Irish Parties and that the performance thereof is within the capacity and power of each of the parties thereto other than the Irish Parties;

3.9.	the absence of any other arrangements between any of the parties to the Agreements which modify or supersede any of the terms of the Agreements;

3.10.	that (i) any offer of Notes in the European Economic Area will only be made in circumstances which do not require the publication of a prospectus pursuant to Regulation 9 of the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (the Prospectus Regulations) and (ii) the Notes have been admitted to trading on the regulated market and to the Official List of the Irish Stock Exchange Limited;

3.11.	that on each interest payment date book entry interests in the Notes will be held in DTC;

3.12.	that each of the parties to the Agreements other than the Irish Parties are able lawfully to enter into such agreement or deed;

3.13.	that the Notes will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Registration Statement and the Indenture;

3.14.	that the obligations secured by the Notes are not charged or encumbered on property situated in Ireland;

3.15.	that no payment of interest on the Notes will be made through or by a paying agent in Ireland;

3.16.	any Exchange Notes issued under an Exchange Offer will constitute substitute evidence of the indebtedness originally represented by the original Notes tendered in the Exchange Offer and will not represent the incurrence of new indebtedness by the Issuers; and

3.17.	that the Irish Subsidiaries have entered into the Indenture in good faith, for legitimate business purposes, for good consideration and that they will derive a commercial benefit therefrom.
OPINION
4.	Subject to the assumptions set out at 3 above, and the qualifications set out at 5 below, we are of the opinion that:

The Guarantor
4.1.	the Guarantor is duly incorporated under the laws of Ireland as a public company with limited liability and has full power and capacity to give the Guarantee as set out in the Indenture, to execute and deliver the Agreements, to undertake and perform the obligations expressed to be assumed by it therein, and has all necessary corporate capacity to carry on, amongst other things, the business of developing, manufacturing, buying, selling, distributing and dealing in all kinds of pharmaceutical, medicinal, proprietary and industrial preparations, compounds and articles of every kind and carrying on any other business, except the issuing of policies and insurance, which may seem to the Guarantor capable of being conveniently carried on in connection with the business of developing, manufacturing, buying, selling, distributing or dealing in, pharmaceutical, medicinal, proprietary and industrial preparations, compounds and articles of every kind and promoting and establishing subsidiary companies and holding the share capital of the same;

4.2.	based only upon searches carried out at the Companies Registration Office in Dublin and at the Central Office of the High Court in Ireland in each case on 22 June 2011, no order has been made or resolution passed for the winding up of, or the appointment of an examiner to, the Guarantor and no notice of the appointment of any receiver or liquidator to the Guarantor has been filed;

4.3.	the Agreements have each been duly authorised, executed and delivered by the Guarantor and the obligations expressed to be accepted by the Guarantor therein are valid and legally binding on, and are in a form capable of enforcement against the Guarantor under the laws of Ireland in the Courts of Ireland in accordance with their respective terms;

4.4.	all actions necessary under the laws of Ireland have been duly taken by or on behalf of the Guarantor and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution and delivery by the Guarantor of the Agreements and the performance by the Guarantor of its obligations thereunder;
Elan Finance
4.5.	Elan Finance is duly incorporated under the laws of Ireland as a public company with limited liability and has full power and capacity to issue the Notes as set out in the Indenture, to execute and deliver the Agreements, to undertake and perform the obligations expressed to be assumed by it therein, to carry on the business of issuing, selling, buying and dealing generally in bonds, commercial paper, promissory notes, obligations, certificates of deposit, treasury bills, trade bills, bills of exchange, bills of lading, bank acceptances, interests and property, monetary interest, shares, stocks, debentures, debenture stock, letters of credit, circular notes, financial and investment instruments and all other instruments of whatsoever kind, carrying on any business, except for the issuing of policies of insurance, which may seem to Elan Finance capable of being conveniently carried on in connection with the foregoing and lending money to such persons or companies with or without security and upon such terms as may to Elan Finance seem expedient;

4.6.	based only upon searches carried out at the Companies Registration Office in Dublin and at the Central Office of the High Court in Ireland in each case on 22 June 2011, no order has been made or resolution passed for the winding up of, or the appointment of an examiner to, Elan Finance and no notice of the appointment of any receiver or liquidator to Elan Finance has been filed;

4.7.	the Agreements have each been duly authorised, executed and delivered by Elan Finance and the obligations expressed to be accepted by Elan Finance therein are valid and legally binding on, and are in a form capable of enforcement against Elan Finance under the laws of Ireland in the Courts of Ireland in accordance with their respective terms;

4.8.	all actions necessary under the laws of Ireland have been duly taken by or on behalf of Elan Finance and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution and delivery by Elan Finance of the Agreements and the performance by Elan Finance of its obligations thereunder and the issue of the Notes by Elan Finance;
The Irish Subsidiaries
4.9.	each of the Irish Subsidiaries is duly incorporated under the laws of Ireland as a company with limited liability and has full power and capacity to give the Guarantee as set out in the Indenture, to execute and deliver the Indenture and to undertake and perform the obligations expressed to be assumed by it therein;

4.10.	each of the Irish Subsidiaries is directly or indirectly a wholly owned subsidiary of the Guarantor;

4.11.	based only upon searches carried out at the Companies Registration Office in Dublin and at the Central Office of the High Court in Ireland in each case on 22 June 2011, no order has been made or resolution passed for the winding up of, or the appointment of an examiner to, any of the Irish Subsidiaries and no notice of the appointment of any receiver or liquidator to any of the Irish Subsidiaries has been filed;

4.12.	the Agreements to which it is party have each been duly authorised, executed and delivered by each of the Irish Subsidiaries and the obligations expressed to be accepted by each of the Irish Subsidiaries therein are valid and legally binding on, and are in a form capable of enforcement against each of the Irish subsidiaries under the laws of Ireland in the Courts of Ireland in accordance with the terms of the Indenture;

4.13.	all actions necessary under the laws of Ireland have been duly taken by or on behalf of each of the Irish Subsidiaries and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution and delivery by each of the Irish Subsidiaries of the Agreements and the performance by each of the Irish Subsidiaries of its obligations thereunder;
Choice of Law and Jurisdiction
4.14.	in any proceedings taken in Ireland for the enforcement of the Notes and or the Agreements, the choice of the law of New York as the governing law of the contractual rights and obligations of the parties under the Notes and the Agreements would be upheld by the Irish Courts in accordance or subject to the provisions of the

Rome I Regulation EC No 593/2008 on the Law Applicable to Contractual Obligations;
4.15.	in any proceedings taken in Ireland for the enforcement of a judgment obtained against the Irish Parties in the courts of New York (a Foreign Judgment) the Foreign Judgment would be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:
4.15.1.	that the foreign court had jurisdiction, according to the laws of Ireland;

4.15.2.	that the Foreign Judgment was not obtained by fraud;

4.15.3.	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

4.15.4.	that the Foreign Judgment is final and conclusive;

4.15.5.	that the Foreign Judgment is for a definite sum of money; and

4.15.6.	that the procedural rules of the court giving the Foreign Judgment have been observed;
Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by any of the Irish Parties but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of any of the Irish Parties, amounts claimed in US Dollars against any of the Irish Parties in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up; and

Irish Taxation
4.16.	an exchange of original Notes for Exchange Notes under the Exchange Offer should not constitute a disposal for Irish capital gains tax purposes and accordingly no Irish taxation liability should arise for a noteholder on such exchange provided that no additional consideration is received by the noteholder in respect of the exchange and provided Elan Finance remains a qualifying company under the provisions of Section 110 of the Taxes Consolidation Act, 1997, no Irish stamp duty should arise on such an exchange.
QUALIFICATIONS
5.	The Opinions expressed at 4 above are subject to the following qualification;
5.1.	the term “enforceable” as used above means that the obligations assumed by Elan Finance or each Guarantor are of a type which the Courts of Ireland enforce. It does not mean or imply that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms or that any particular remedy will be available. In particular:-
5.1.1.	enforcement may be limited by laws from time to time relating to bankruptcy, insolvency, liquidation, examinership, receivership, preferential creditors, limitations of actions and laws of general application relating to or affecting the rights of creditors;

5.1.2.	where obligations of Elan Finance or any Guarantor are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal under the laws of that jurisdiction;

5.1.3.	claims in respect of Notes or the Guarantee may be or become the subject of set off or counterclaim;

5.1.4.	enforcement may be limited by general principles of equity — for example specific performance or other equitable remedies are a discretion and may not be available where damages are considered by the courts to be an adequate remedy;

5.1.5.	claims may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes whether by an originating action in Ireland or by an action to enforce a final judgement given by a United States or State Court in the State of New York or County of New York;

5.1.6.	enforcement may also be limited as a result of:
(1)	the provision of Irish law applicable to contracts held to have become frustrated by events happening after their execution or

(2)	any breach of the terms of an agreement by the parties seeking to enforce the same;
5.2.	a determination, description, calculation, opinion or certificate of any party under the Agreements as to any matter provided for in the Agreements might be held by the Courts of Ireland not to be final, conclusive or binding if it could be shown to have been an unreasonable, incorrect or arbitrary basis or not to have been made in good faith;

5.3.	the Courts of Ireland may refuse to award legal expenses or costs in respect of any action before them where application for the same is made on the basis of any indemnity contained in the Agreements;

5.4.	pursuant to Section 131 of the Stamp Duties Consolidation Act, 1999 any indemnity given by the Guarantor in respect of payment of Irish stamp duties may not be enforceable;

5.5.	any currency indemnity contained in the Agreements may not be enforceable; and

5.6.	any transfer of, or payment in respect of a Note or Agreement involving any country which is currently the subject of an order made by the Minister for Finance of Ireland restricting financial transfers pursuant to the Financial Transfers Act, 1992, and/or Section 42 of the Criminal Justice (Terrorist Offences) Act, 2005. Currently, Belarus, Burma (Myanmar), the Democratic Republic of Congo, Iran, Iraq, the Ivory Coast (Cote d’Ivoire), the Democratic People’s Republic of Korea (North Korea), Lebanon, Liberia, the Republic of Guinea, Somalia, Sudan, Usama bin Laden, the Al-Qaeda network and the Taliban of Afghanistan, Uzbekistan, Zimbabwe, persons associated with Slobodan Milosevic, and the former Yugoslavia, amongst others, are the subject of such orders. Any transfer of, or payment in respect of, a Note or Agreement involving the government of any country which is currently the subject of United Nations sanctions, any person or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any person or body controlled by any of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in Irish law.

5.7.	We express no opinion on the terms of the Agreements other than by reference to the legal character thereof.
We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus contained therein. In giving such consent we do not hereby concede that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Yours faithfully,
/s/ A&L Goodbody

SCHEDULE
ELAN HOLDINGS LIMITED
ELAN MANAGEMENT LIMITED
ELAN PHARMA INTERNATIONAL LIMITED
ELAN TRANSDERMAL LIMITED
THE INSTITUTE OF BIOPHARMACEUTICS LIMITED
ORCHARDBROOK LIMITED
KEAVY FINANCE LIMITED
CRIMAGUA LIMITED
ELAN SCIENCE FOUR LIMITED